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                                                                    EXHIBIT 3.17

                            CERTIFICATE OF FORMATION

                                       OF

                      BUFFINGTON HARBOR RIVERBOATS, L.L.C.
                          A LIMITED LIABILITY COMPANY

FIRST:  The name of the limited liability company is:

                      BUFFINGTON HARBOR RIVERBOATS, L.L.C.

SECOND: Its registered office in the State of Delaware is to be located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, Delaware 19904, and its registered agent at such address is THE PRENTICE-HALL CORPORATION SYSTEM, INC.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this twenty-fifth day of September, A.D. 1995.


/s/ PAMELA SIMPSON
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Authorized Person